Exhibit 15.2
[Jun He Law Offices letterhead]
April 11, 2011
51job, Inc.
Building 3
No. 1387, Zhang Dong Road
Shanghai 201203, People’s Republic of China
Dear Sirs,
We consent to the reference to our firm under the headings “Key Information — Risk Factors,” “Information on the Company — Organizational Structure,” “Operating and Financial Review and Prospects — Operating Results — Critical Accounting Policies,” and “Major Shareholders and Related Party Transactions — Related Party Transactions” in 51job’s Annual Report on Form 20-F for the year ended December 31, 2010, which will be filed with the Securities and Exchange Commission in the month of April 2011.
Yours faithfully,

/s/ Jun He Law Offices Jun He Law Offices